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                                                             EXHIBIT 3(a)(i)
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                          AMENDMENT TO RESTATED
                      ARTICLES OF INCORPORATION OF
                      MARSHALL & ILSLEY CORPORATION

      Pursuant to and in accordance with Section 180.1003 of the Wisconsin Statutes, the following amendment to the Restated Articles of Incorporation was duly adopted by the vote required on February 10, 2000 by the Board of Directors and April 25, 2000 by the shareholders of Marshall & Ilsley
Corporation:
            BE IT RESOLVED, that the first paragraph of Article III of the Restated Articles of Incorporation of Marshall & Ilsley Corporation be, and hereby is, amended to read as follows:

                               ARTICLE III
                               -----------

            The aggregate number of shares which the Corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class of par value and the par value thereof per share, shall be as follows:

      Designation      Par Value     Authorized
       of Class        per Share  Number of Shares
      -----------      ---------  ----------------
      Preferred Stock    $1.00        5,000,000
      Common Stock       $1.00       320,000,000

            BE IT FURTHER RESOLVED, except as set forth above, Article III shall remain in full force and effect without further amendment or modification.

      Executed in duplicate as of the 28th day of April, 2000.


                             MARSHALL & ILSLEY CORPORATION


                             By:   /s/  M.A. Hatfield
                             ----------------------------------
                             M.A. Hatfield,
                             Sr. Vice President and Secretary
This instrument was drafted by:
Renee M. Hardt
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin  53202
MW388966_1.DOC